Exhibit 10.8
A. M. Castle & Co.
January 25, 2006
Mr. G. Thomas McKane
1 E. Schiller, No. 14D
Chicago, IL 60610
Dear Tom:
This Letter Agreement confirms the amended terms of your employment with A.M. Castle & Co. (“Castle”).
As of January 26, 2006, the Castle Board of Directors elected a new President and Chief Executive Officer. You continued your employment by Castle as Chairman of the Board. Your duties, in addition to those of Chairman of the Board, will be to participate in the preparation of Castle’s annual report on Form 10-K, annual report to shareholders and proxy statement and in investor relations and such other duties as may be assigned by the Board of Directors or requested by the President and CEO of Castle.
During the period of January 26, 2006 through March 31, 2006, you will continue as a full time employee and your base salary will remain at the level of $520,000 per annum. Your long-term incentive, based upon the current grant of 113,700 target performance shares, will be adjusted to reflect this level for 15/36 of the performance period and will be paid at the end of the performance period.
After March 31, 2006, your employment duties will be at reasonable times as arranged between you and the President and CEO of Castle and your base salary will be a the level of $100,000 per annum. This will continue until your retirement or separation from Castle (expected to be not before the January 2007 meeting of the Castle Board of Directors). Your long-term incentive will be based upon a grant of 21,865 target performance shares and adjusted to reflect this level for the portion of the performance period represented by (i) the number of months employed during the period April 1, 2006 to your final termination date, divided by (ii) 36.
Your annual management incentive opportunity for 2006 will be 62.5% of base salary at target with a maximum of 125% of base salary, with pro rata adjustments to reflect the two periods of different base salary as described above. All other benefits which you presently have will continue until the termination of your employment with Castle.
Upon the termination of your employment with Castle, Castle will transfer to you, at no cost, your company car and will extend coverage under the medical and dental benefit plans provided by Castle from time to time for you and your wife, Mary, until each of you reaches the age of 65
3400 No. Wolf Road, Franklin Park, Illinois 60131 (847) 455-7111

76

Exhibit 10.8
(coincident with COBRA benefits).If Castle’s plans do not permit such coverage, Castle will provide you with the economic equivalent
Your existing Employment/Non-Competition Agreement is amended as provided in this Letter Agreement and otherwise remains in full force and effect.

A.M. CASTLE & CO.

/s/ John McCartney

By John McCartney, Lead Director

ACCEPTED:

/s/ G. Thomas McKane

G. Thomas McKane

77